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                                                                   Exhibit 10.11
                             Remarketer Agreement

      THIS AGREEMENT is effective as of the 15th day of June, 1997 (the "Effective Date"), by and between Minerva Systems, Inc. (hereinafter "Minerva"), a video products manufacturer having its principal offices at 3801 Zanker Road, San Jose, CA 95134 and Celerity Systems Inc. (hereinafter "Remarketer"), a video products/services supplier having principal office at 9051 Executive Park Drive, Knoxville, TN 37923.

                                  WITNESSETH:

      WHEREAS, Minerva manufactures certain compression equipment and produces certain computer software programs compatible with such compression equipment, which Minerva is willing to provide to Remarketer on the terms and conditions set forth herein; and

      WHEREAS, Remarketer has an established channel of distribution to market such compression equipment and computer programs to end-users and/or systems integrators;

      NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

                                   SECTION 1
                                  DEFINITIONS

      1.1 "Agreement." This Remarketer Agreement, including any and all Exhibits attached hereto.

      1.2 "Compression Equipment." The computer hardware products (including all models, conversions, elements, and accessories) listed in the attached Exhibit A as amended from time to time to include new products.

      1.3 "Customer." A customer of Remarketer for Products.

      1.4 "Documentation." The documentation provided to Remarketer for Remarketer's use in creating an End-User Installation and Operations Guide.

      1.5 "End-User License Agreement." The agreement under which Remarketer grants an end-user Customer the right and license to use Licensed Programs as part of an OEM Product. The End-User License Agreement shall contain, at a minimum, terms and conditions substantially similar to those set forth in Exhibit B hereto.

      1.6 "Upgrade(s)." Computer program modifications or additions, other than Maintenance Modifications, that provide new functions or alterations of functionality of the Licensed Programs.
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      1.7 "Licensed Programs." The computer software programs, in Object Code format, listed in the attached Exhibit A, and any and all Maintenance Modifications and Upgrades thereto to the extent the same are provided by Minerva under the terms of this Agreement.

      1.8 "Maintenance Modification(s)." Computer software changes integrated with the Licensed Programs to correct any Program Errors therein, but which do not materially alter the functionality of the Licensed Programs or add significant new functions thereto.

      1.9 "Minerva's Products." The Encoding System(s) set forth in Exhibit A hereto.

      1.10 "Object Code." Computer software programs assembled or compiled in magnetic or electronic binary form which are readable and usable by machines, but are not generally readable by humans without reverse assembly, reverse compiling, or reverse engineering.

      1.11 "Products." The combination of Compression Equipment and Licensed Programs as sold by Remarketer.

      1.12 "Program Error." A defect that prevents the Licensed Programs from performing in accordance with the published specifications or user manuals pertaining thereto.

      1.13 "Blocking Error" shall mean a major Program Error which prevents the use of the Licensed Programs or impairs material functionality.

      1.14 "Severe Error" shall mean a major Program Error which makes the Licensed Programs or part of them usable only by means of software bypasses or patches.

      1.15 "Sub distributor License Agreement." The agreement under which OEM distributes the Licensed Programs as part of an OEM Product to third party system integrators ("Sub distributors"), not for their own use as an end-user but for resale. The Sub distributor License Agreement shall contain, at a minimum, terms and conditions substantially similar to those set forth in Exhibit D hereto.

      1.16 "Territory." The world.

                                   SECTION 2
                           REMARKETER CERTIFICATION

      2.1 Remarketer hereby certifies and agrees that, in consideration of the benefits of this Agreement, Remarketer will use reasonable efforts to promote and market the Compression Equipment and Licensed Programs to its end-user customers and/or systems integrators under the Minerva or such other label as the parties may mutually approve, and shall offer such products along with its video server and related products and services, including (without limitation) training, installation assistance, and other forms of customer support. In the event that any of the foregoing representations and undertakings prove untrue at any time during the term of this Agreement,


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Minerva shall have the right to terminate this Agreement as to any or all further shipments to Remarketer or which termination shall be in the manner prescribed in Section 16 hereof.

                                   SECTION 3
                               LICENSES GRANTED

      3.1 Licensed Programs. Subject to the terms and conditions of this Agreement, Minerva hereby grants to Remarketer a non-exclusive, nontransferable right (except pursuant to Section 21) and license, without right of sublicense, to (i) distribute Licensed Programs on serially numbered diskettes in the Territory, and (ii) to perform and display Licensed Programs in the Territory solely for marketing and demonstration purposes and for the training of Customers. Notwithstanding anything contained herein, Minerva reserves the right to market the Minerva Products on its own or through other resellers or distributors; provided that Minerva shall make a good faith effort not to market to Remarketer's Customers for same application.

      Remarketer shall have no rights to the source code of the Licensed Program and shall not modify or prepare derivative works of the Licensed Program. Remarketer shall not reverse engineer, reverse assemble, decompile or otherwise attempt to derive source code from the Licensed Programs. Remarketer shall maintain records of the location and customer of each serially numbered diskette, and shall provide a copy of such records to Minerva promptly upon Minerva's request; provided that Minerva shall not request that such records be provided more than once within a calendar quarter.

      3.2 Compression Equipment. Subject to the terms and conditions of this Agreement, Minerva hereby grants to Remarketer a non-exclusive, nontransferable (except pursuant to Section 21) right to obtain Compression Equipment from Minerva and to market and distribute such Compression Equipment in the Territory.

      3.3 Documentation. Subject to the terms and conditions of this Agreement, including without limitation Remarketer's confidentiality obligations of Section
14.1 hereof, Minerva hereby grants to Remarketer a non-exclusive, right and license to use the Documentation for its internal use in understanding the operation of Minerva's Product and in creating Remarketer's End User Installation and Operations Guide. In addition, Remarketer may copy the Documentation for distribution to its customers and Remarketer may incorporate portions of the Documentation in any end user documentation created by Remarketer for distribution in connection with Products. Minerva shall ship the Documentation to Remarketer within ten (10) days of its completion by Minerva, and will reasonably cooperate to make substantially completed and accurate drafts thereof available for Remarketer's internal use.

      3.4 Distribution of Licensed Programs. Distribution of the Licensed Programs to end-user Customers shall in all cases be subject to an End-User License Agreement signed by the end-user Customer or, where signing is not commercially feasible, subject to (i) a "shrink-wrap" or "break-the-seal" End-User License Agreement packaged with the Licensed Program (ii) the inclusion of a postcard in such package which prompts the end-user Customer to provide its name, address, telephone number, and date of purchase; and (iii) Remarketer's acceptance of purchase orders or other offers to purchase by end-user Customers being expressly conditioned on the inclusion of the


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

terms of the End-User License Agreement. Remarketer shall promptly provide Minerva with a copy of all End-User License Agreements.

                                   SECTION 4
                      ORDER, DELIVERY, AND ADMINISTRATION

      4.1 The terms and conditions of this Agreement, and Minerva's warranty set forth in Section 12, shall control any and all procurement of Compression Equipment and Licensed Programs by or on behalf of Remarketer hereunder and shall supersede the terms of any purchase orders or like documents for Compression Equipment and/or Licensed Programs submitted by Remarketer at any time.

      4.2 Remarketer shall place periodic orders for Minerva's Products during the term of this Agreement. Remarketer shall submit purchase orders to Minerva at least thirty (30) days prior to the date of shipment requested by Remarketer. All orders must be for delivery to one location in one shipment unless otherwise agreed to in writing. Order revisions or cancellations of which Minerva receives written notice at least one (1) month prior to order shipment are permitted. Minerva and Remarketer will cooperate in good faith to accommodate purchase orders with a lead time of less than 30 days and cancellations and/or order deferrals requested less than one month prior to shipment. If an order is canceled less than 30 days before a scheduled shipment date, the following schedule sets forth Remarketer obligation on such canceled orders:

Days Prior to Scheduled Shipment   Percentage of Price
--------------------------------   -------------------

      More than 30 days                    0%
      15 - 30 days                         5%
      Less than 15 days                   10%

      4.3 All orders submitted by Remarketer are subject to acceptance by Minerva, which acceptance will not be unreasonably withheld. Minerva shall ship Minerva's Products subject to the constraints of Minerva's available production volume and established shipping priorities; provided, so long as Remarketer is, in the discretion of Minerva, providing competent training and technical support to Customers, Maintenance Modifications, and maintenance training, etc. to customers, and meeting its Section 7.1 requirements, then Minerva shall ship Minerva Product at a similar level of preference as other purchasers of similar products and volumes.

      4.4 The price to Remarketer for Minerva's Product is set forth in the attached Exhibit A. Minerva shall have the right at any time to revise the prices in Exhibit A upon thirty (30) days' advance written notice to Remarketer, and such revisions shall apply to all orders received after the effective date of revision. Price increases shall not affect unfulfilled purchase orders accepted by Minerva prior to the effective date of the price increase. Price decreases shall apply to pending purchase orders accepted by Minerva prior to the effective date of the decrease but not yet shipped.

      4.5 Remarketer's purchase prices are payable in full to Minerva without deduction and are net of taxes (including any withholding tax) and customs duties. In addition to such amounts, Remarketer shall pay sums equal to taxes (including, without limitation, sales, value-added and similar


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taxes) and customs duties paid or payable, however designated, levied, or based on amounts payable to Minerva hereunder, but exclusive of United States federal, state, and local taxes based on Minerva's net income.

      4.6 All amounts are stated in U.S. dollars and shall be paid in that currency.

      4.7 All prices are F.O.B. Minerva's plant or warehouse. Remarketer is responsible for all freight, insurance and other shipping expenses and import/export and any other customs duties or taxes associated with the shipment of Minerva's Products. Minerva will upon Remarketer specific request, arrange insurance for Remarketer at Remarketer expense. Remarketer shall have the option of specifying its own carrier or freight forwarder in the USA. However, if in Minerva's discretion, the Remarketer-designated carrier is not available for pick-up within a reasonable period, Minerva shall have the option to select the carrier provided that Minerva provides Remarketer prior notice of such selection and allows Remarketer to select an alternative carrier.

      4.8 Title to and risk of loss or damage of the Minerva's Products (except title to the Licensed Programs) purchased under this Agreement shall pass to Remarketer upon shipment of such Minerva's Products to Remarketer from Minerva's plant or warehouse. Minerva shall use reasonable care in packaging of Product for shipment to Remarketer.

      4.9 Remarketer agrees that acceptance of Minerva's Products shall be accomplished by Minerva's performance of established test procedures with respect to such products at Minerva's facility, prior to their shipment to Remarketer. Acceptance shall be deemed to occur at the time of completion of final tests at Minerva's facility. If Remarketer has provided Minerva with a written request to allow Remarketer to witness the performance of final tests on Remarketer's order, Minerva shall give Remarketer prior notice of such tests and allow Remarketer to witness such tests. Remarketer shall be responsible for its expenses incurred in witnessing such tests. In the event that any Minerva's Products fail the acceptance tests, Minerva shall, at its option, repair or replace the affected Minerva's Product or part thereof. Nothing in this Section
4.9 shall affect Minerva's warranty obligations as specified in Section 12 and as otherwise required by applicable law.

                                   SECTION 5
                                    PAYMENT

      5.1 All sales of Minerva's Products will be on a cash-in-advance of shipment basis or on credit in Minerva's sole discretion. In the event of a sale on credit, Minerva shall submit an invoice to Remarketer upon each shipment to Remarketer. Minerva reserves the right to halt shipments to Remarketer or to make only partial shipments of Remarketer's orders in the event of any delinquency in payment for any prior order or shipment; provided, however that Minerva will notify Remarketer of any intent to halt or change a shipment and provide Remarketer with a reasonable opportunity to cure any such delinquency prior to shipment.

      5.2 Minerva's terms are net thirty (30) days from the date of invoice. An interest charge of one and one-half percent (1.5%) per month, prorated on the basis of a thirty (30) day month, will be assessed on all delinquent payments. Any change in payment terms must be pre-approved by Minerva in writing.


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                                   SECTION 6
                               SECURITY INTEREST

      6.1 Remarketer hereby grants to Minerva, and Minerva hereby reserves, a purchase money security interest in and to all Minerva's Products delivered to Remarketer under this Agreement from time to time, and all proceeds from the disposition thereof, as security for the payment by Remarketer of the purchase price therefor under this Agreement. Remarketer agrees to assist and cooperate fully with Minerva in the perfection and enforcement of such security interest. Such security interest will be released on a Product by Product basis as payment is made for the related invoice.

                                   SECTION 7
                               EXHIBIT C AMOUNTS

      7.1 This section is not applicable.

                                   SECTION 8
                       RESELLER EXEMPTION CERTIFICATION

      8.1 Remarketer hereby certifies that it either holds or will acquire, prior to providing Products to Customers, a valid Reseller Exemption Certificate issued by each taxing jurisdiction or entity in the Territory where such certificate is required as a condition for the avoidance of applicable sales or use taxes, covering any Compression Equipment to be resold and any Licensed Programs to be licensed or sublicensed under this Agreement. Prior to any shipment of Products under this Agreement, Remarketer will provide Minerva with a copy of each such certificate, thereby entitling Remarketer to be treated by Minerva as exempt from collection of tax on such Products in each jurisdiction or entity from which a certificate is obtained. Remarketer shall promptly notify Minerva of any additions, deletions, or changes to such certificates. Remarketer shall indemnify and hold harmless Minerva from and against any taxes, duties, tariffs, or other assessments levied by or on behalf of any taxing jurisdiction or entity arising out of the failure to obtain or a dispute concerning the validity or coverage of, any such exemption certificates.

                                   SECTION 9
                                   EXPENSES

      9.1 It is expressly understood and agreed that Minerva is under no obligation or requirement to reimburse Remarketer for any expenses or costs incurred by Remarketer in the performance of its responsibilities under this Agreement. Any costs or expenses incurred by Remarketer, shall be at Remarketer's sole risk and upon its independent business judgment that such costs and expenses are appropriate.


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                                  SECTION 10
                     ADDITIONAL OBLIGATIONS OF REMARKETER

      10.1 Remarketer shall submit, quarterly within the last five (5) days of each quarter (upon receipt of notice from Minerva), a nonbinding six (6) month forecast for the ensuing six (6) months, showing each order by number of Minerva's Products and intended submission date.

                                  SECTION 11
                               TECHNICAL SUPPORT

      11.1 By Minerva: Minerva shall provide Remarketer with the following maintenance, technical support, and training with respect to Compression Equipment and Licensed Programs: Minerva shall provide a reasonable amount of initial technical support and training to technical personnel, with respect to the operation and specifications of Minerva's Product. Such training shall not exceed three (3) person-days by Minerva's personnel during the six (6) month period following the Effective Date. As used herein, a "person-day" shall be equivalent to one person working eight hours. All such training and support shall be performed at Minerva's facility in San Jose, CA, USA unless another site is mutually agreed upon. Remarketer shall pay all expenses of its personnel, including travel, food, and lodging, incident to their attendance at such training. In addition, Minerva shall, during the term of this Agreement, provide Remarketer with a reasonable amount of technical support over the telephone (utilizing an 800 number provided by Minerva) during Minerva's regular business hours (Monday - Friday; 9:00am-5:00pm California time), with respect to the operation of Minerva's Products or Remarketer's development efforts for the Products. Remarketer's shall be entitled to one person-day of free technical training per major software release conditioned upon Remarketer's continued qualification for no-charge support set forth in Section 7.1 herein. Upon Remarketer's reasonable request, Minerva shall provide Additional training at its then-current published rates.

      11.2 Remarketer shall provide its Customers with all maintenance, training, and support.

                                  SECTION 12
                               PRODUCT WARRANTY

      12.1 Minerva warrants to Remarketer that (i) the Compression Equipment will conform in all material respects to Minerva's published specifications pertaining to the Compression Equipment, respectively and (ii) the Compression Equipment will be free from material operating defects under normal and anticipated use in the operating environment as specified in the published specifications (the "Hardware Warranty"), commencing on the Effective Date and ending ninety (90) days from the date of shipment by Minerva to Remarketer.

      12.2 Minerva warrants to Remarketer that the Licensed Programs will conform to Minerva's published specifications (the "Software Warranty"), commencing on the Effective Date and ending ninety (90) days from the date of shipment by Minerva to Remarketer. Minerva does not warrant that the functions contained in the Licensed Programs will meet a Customer's requirements, or that the operation of the Licensed Programs will be uninterrupted or error-free, or that all defects in the Licensed Programs will be corrected. Repaired or replaced Product shall be warranted against defects for a period of 90 days from shipment.


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

      12.3 Minerva's sole and exclusive liability, and Remarketer's sole and exclusive remedy for a breach of the Software Warranty, shall be for Minerva to provide Remarketer with Maintenance Modifications and Upgrades (for the purpose of correcting program errors) during the Software Warranty Period. Minerva's sole and exclusive liability, and Remarketer's sole and exclusive remedy for a breach of the Hardware Warranty, shall be for Minerva to use reasonable efforts to, at its option, repair or replace the Compression Equipment within ten (10) days of Minerva's receipt of the Compression Equipment or Replacements Parts from Remarketer. If Minerva is unable, for any reason, to so repair or replace any Compression Equipment, then Minerva shall refund to Remarketer the price paid by Remarketer (less a reasonable amount for the use of defective hardware or media) for such equipment, upon return of such equipment to Minerva.

      12.4 To obtain repair or replacement of the Compression Equipment, Remarketer shall, during the Hardware Warranty Period, return the defective product, freight prepaid, in either the original carton or a similar package affording an equal degree of protection, to Minerva or to a facility designated by Minerva, for examination and testing. A Return Merchandise Authorization
(RMA) number must be obtained from Minerva prior to, and must be included with, the shipment. In the event Minerva's examination and testing discloses a defect, Minerva will return the replaced or repaired Compression Equipment or Replacement Part freight prepaid to Remarketer. Minerva is not obligated to provide Remarketer with a substitute unit during the Hardware Warranty Period or at any time.

      12.5 In all cases, Minerva's liability under this warranty is subject to the following additional conditions:

      (i) Minerva shall not be liable under this warranty if its testing and examination by Minerva disclose that Compression Equipment have been modified or altered in any material manner after shipment by Minerva;

      (ii) Minerva shall not be liable under this warranty if its testing and examination disclose that the alleged defect in the Compression Equipment does not exist, or was caused by Remarketer or any third party's misuse, neglect, improper installation or testing or unauthorized attempts to repair the Compression Equipment or the Replacement Part, or the subjection of the Compression Equipment or Replacement Part to unusual physical or electrical stress, or any other cause beyond the range of its intended use;

      (iii) Minerva shall not be liable under any warranty under this agreement with respect to any Compression Equipment that are not returned in their original shipping container or a functionally equivalent container;

      (iv) If Minerva's testing and examination do not disclose a defect ("NTF"- no trouble found) warranted under this agreement, then Minerva shall so advise Remarketer and shall return such Compression Equipment to Remarketer in accordance with Remarketer's instructions and at Remarketer's cost, and Remarketer shall reimburse Minerva for its expenses in testing and examining the Compression Equipment, calculated at Minerva's then-current published rates, currently at $100 per hour as of date of execution of this agreement. If, in its reasonable discretion Minerva determines


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that such NTF is isolated in nature or otherwise not due to lack of Remarketer diligence, then Minerva may waive assessments under this clause on a case-by-case basis.

      12.6 At the time of submitting a purchase order to Minerva hereunder for Licensed Programs or Compression Equipment, Remarketer shall have the option to purchase for resale to any Customer, an extension to Minerva's warranty. This extension will extend both the Hardware Warranty Period and the Software Warranty Period to cover the twelve (12) months following the date of shipment from Minerva to Remarketer. The price to Remarketer for such extended warranty shall be ten percent (10%) of Remarketer's then-current purchase price of Minerva's Product. Following the expiration of any such extended warranty, Remarketer's customer shall be entitled to purchase a service contract on Minerva's then current terms and conditions. Attached hereto as Exhibit D are Minerva's service terms and prices as of the Effective Date.

      12.7 In the event that a Customer's Licensed Program is no longer within the Software Warranty Period, but such Customer desires to upgrade its Licensed Program(s), Minerva shall provide the latest upgrade of such Licensed Program(s) to such Customer at a price equal to eighty percent (80%) of Minerva's then-current price for its extended warranty described in Section 12.6 above.

      12.8 Except for the warranties set forth in Sections 12.1 and 12.2 above, MINERVA MAKES, AND REMARKETER, ITS SUBDISTRIBUTORS AND END USERS RECEIVE, NO WARRANTIES, EXPRESS, IMPLIED, STATUTORY, IN ANY COMMUNICATION WITH MINERVA OR OTHERWISE, WITH RESPECT TO MINERVA'S PRODUCTS, AND MINERVA SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                  SECTION 13
                                     TITLE

      13.1 Title to all Licensed Programs shall at all times remain and vest solely with Minerva and its licensers. Remarketer agrees that it will not claim or assert title to any such materials or attempt to transfer any title to Customers or any third parties, except to the extent that Remarketer is a licenser of Minerva.

                                  SECTION 14
            CONFIDENTIALITY OF INFORMATION; PROTECTION AND SECURITY

      14.1 Remarketer agrees that as between Remarketer and Minerva, Minerva owns all right, title, and interest in the product line that includes Minerva's Products and in all Minerva's patents, inventions, trademarks, trade names, copyrights, know-how, and trade secrets relating to the design, development, manufacture, operation, marketing or service of Minerva's Products.

      14.2 Remarketer shall use all reasonable efforts to protect the proprietary nature of the Licensed Programs. Except as expressly provided otherwise in this Agreement, Remarketer shall not copy, modify, transcribe, store, translate, sell, lease, or otherwise transfer or distribute any of the Licensed Programs, in whole or in part, without prior authorization in writing from Minerva.


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

      14.3 Remarketer shall mark (or shall not remove) all Minerva's Products incorporated into Products with (i) Minerva's copyright, patent and other proprietary notices, except Minerva's trademarks and trade names, in the same manner in which Minerva incorporates such notices on the Minerva's Products and
(ii) such other proprietary notices as Minerva may reasonably require.

      14.4 Each party acknowledges that by reason of its relationship to the other party hereunder it will have access to certain information and materials concerning business, plans, customers, technology, and products that are confidential and of substantial value to each party, which value would be impaired if such information were disclosed to third parties. Each party agrees that it shall not use in any way for its own account (except for the purposes hereof or as may be expressly permitted herein) or the account of any third party, nor disclose to any third party, any such confidential information revealed to it by the other party so long as such information remain legally protectable as a trade secret. Each party shall take every reasonable precaution to protect the confidentiality of such information. Upon request by a party, the other party shall advise whether or not it considers any particular information or materials to be confidential. A party shall not publish any technical description of the other party's Products beyond the description already published.

                                  SECTION 15
                                INDEMNIFICATION

      15.1 By Minerva: Minerva hereby agrees to indemnify, defend and hold harmless Remarketer from and against any claims, actions, or demands alleging that any Minerva's Product, Replacement Part, trademark or trade name (where such trademark and trade name are associated with Product and Replacement Part) infringes any copyright, trademark, patent, trade secret or other proprietary rights of any third party. Remarketer shall permit Minerva, at Minerva's option, to replace or modify any affected Compression Equipment or Licensed Program or Replacement Part so as to avoid infringement, or to procure the right for Remarketer to continue its distribution of such items. If neither of such alternatives is reasonably possible, the infringing items shall be returned to Minerva, and Minerva shall refund amounts paid therefor by Remarketer. Minerva shall not thereby be relieved of its obligations under the first sentence of this section to pay any judgments or settlements resulting from the alleged infringements. Minerva shall have no obligation hereunder for or with respect to claims, actions, or demands alleging infringement which arise by reason of (i) the combination of any Minerva's Product with any items not supplied by Minerva or (ii) Minerva's compliance with Remarketer's specifications.

      The foregoing provision states the entire liability and obligation of Minerva and the sole and exclusive remedy of Remarketer and its Customers with respect to any alleged infringement of any patent, copyright, trademark, trade secret or other intellectual property rights by any product of Minerva.

      15.2 By Remarketer: Remarketer hereby indemnifies and holds harmless Minerva from and against any and all claims, actions, or demands arising with respect to the use or distribution of any Products, with the sole exceptions of those matters for which Minerva bears responsibility under Section 15.1 and matters arising solely out of breach of this agreement by Minerva.


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

      15.3 The foregoing obligations of each party are conditioned on (i) prompt written notice of any claim, action, or demand for which indemnity is claimed to the extent that failure to provide such prompt notice is materially disadvantageous to the indemnifying party and, with respect to any obligation to defend, (ii) complete control in the indemnifying party of the defense and settlement thereof (provided that no settlement admitting Remarketer's liability that does not also admit Minerva liability will be entered into without the consent of the indemnified party (such consent may not be unreasonably withheld) and (iii) cooperation of the indemnified party in such defense.

                                  SECTION 16
                             TERM AND TERMINATION

      16.1 This Agreement will commence on the Effective Date and, unless earlier terminated as provided for below, will remain in effect until December 31st, 1998, and shall automatically renew for successive one year periods unless either party shall give written notice at least 90 day prior to such renewal dates notice of its intent to terminate.

      16.2 Minerva may terminate this Agreement upon written notice to Remarketer if Remarketer at any time fails to comply with the certification required under Section 2 hereof.

      16.3 Should either party commit a material breach of its obligations hereunder, the other party may, at its option, terminate this Agreement by giving at least thirty (30) days' prior written notice of termination, which notice shall identify and describe the basis for such termination. If, prior to the expiration of such period, the defaulting party cures such default, termination shall not take place.

      16.4 Should either party admit in writing its inability to pay its debts generally as they become due, or make a general assignment for the benefit of creditors, or institute proceedings to be adjudicated a voluntary bankrupt, or consent to the filing of a petition of bankruptcy against it, or be adjudicated by a court of competent jurisdiction as bankrupt or insolvent; or should either party seek reorganization under any bankruptcy act, or consent to the filing of a petition seeking such reorganization; or should either party have a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or in insolvency covering all or substantially all of such party's property or providing for the liquidation of such party's property or business affairs; then the other party may, at its option and without notice, terminate this Agreement, effective immediately.

      16.5 Sections 3.4, 6.1, 12, 13, 14, 15, 16.6, 18 and 19 through 30 hereof shall survive any expiration or termination of this Agreement. Any such expiration or termination will not affect the rights of Customers to continue to use the Products.

      16.6 Upon any expiration or termination of this Agreement, Minerva shall have no obligation to ship Compression Equipment or Licensed Programs to Remarketer and Remarketer's rights and licenses granted hereunder shall terminate. Remarketer shall promptly provide Minerva with a statement indicating the number of Minerva's Products in its inventory. Remarketer shall, at Minerva's option (i) except as provided in (ii) below, return to Minerva all Compression Equipment in Remarketer's inventory as Minerva may direct at its sole discretion (excepting that Minerva may only direct the return of complete systems) whereupon Minerva shall refund to Remarketer the purchase price paid by Remarketer with respect thereto; or (ii) ship Computer Equipment and Licenses Programs in its existing inventory in order to fulfill any Customer purchase order therefore accepted by Remarketer prior to the effective date of such termination, provided that Remarketer provides Minerva with copies of such purchase orders and acceptances prior to such shipment. In addition, Remarketer shall return to Minerva any and all tangible embodiments of Minerva's confidential information in its possession.

                                  SECTION 17
          LIMITATION OF REPRESENTATIONS AND USE OF NAME BY REMARKETER

      17.1 Remarketer shall make no representations concerning Minerva, the Compression Equipment, or the Licensed Programs, except as set forth in published specification or in the Documentation.

      17.2 Remarketer shall not reproduce, reference, distribute or utilize any trade name or trademark of Minerva, except solely for purposes of indicating to the public in advertisements, promotions or publicity that it has incorporated Minerva's Products into the Products. Without limiting the foregoing, in no event shall Remarketer apply any trade name or trademark of Minerva to any OEM Product. Remarketer shall submit to Minerva, for its approval, any and all advertising, promotion, or publicity in which the trade names or trademarks of the Minerva are used, or which is otherwise undertaken pursuant to this Agreement, prior to any use, distribution, or disclosure of such advertising, promotion or publicity; provided, however, that the foregoing shall not require Remarketer to obtain prior approval for the use of Minerva's trade name or trademarks for the purpose of specifying Minerva products in proposals or providing standard Minerva product literature to Customers or potential Customers. Minerva shall have the right to require, at its discretion, the correction or deletion of any misleading, false, or reasonably objectionable material or its trade names or trademarks from any such advertising, promotion, or publicity.

      17.3 Minerva and Remarketer will cooperate to determine specific co-marketing items that will benefit both parties. A joint marketing plan will be developed and reviewed on an annual basis.

                                  SECTION 18
                            LIMITATION OF LIABILITY

      18.1 EXCEPT FOR OBLIGATIONS ARISING UNDER SECTION 15.1, MINERVA'S LIABILITY UNDER OR ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNTS PAID BY REMARKETER HEREUNDER. IN NO EVENT SHALL MINERVA BE LIABLE TO REMARKETER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES FOR LOST PROFITS, COSTS OF PROCUREMENT OF SUBSTITUTE COMPRESSION EQUIPMENT OR SERVICES, OR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, UNDER OR ARISING OUT OF THIS AGREEMENT, REGARDLESS OF WHETHER MINERVA KNOWS OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED FOR HEREIN.

                                  SECTION 19
                         INDEPENDENT CONTRACTOR STATUS

      19.1 Remarketer is an independent contractor under this Agreement, and nothing herein shall be construed to create a partnership, joint venture, or agency relationship between the parties hereto, with the sole exception that Remarketer acts as a licensing agent of Minerva with respect to Licensed Programs as provided herein. Remarketer shall have no authority to bind or obligate Minerva in any manner to any third party.

                                  SECTION 20
                              COMPLIANCE WITH LAW

      20.1 Remarketer shall comply with all applicable laws and regulations of governmental bodies or agencies in its performance under this Agreement.

                                  SECTION 21
                                 NO ASSIGNMENT

      21.1 Remarketer represents that it is acting on its own behalf and is not acting as an agent for or on behalf of any third party, and further agrees that it may not assign its rights or delegate its obligations under this Agreement without the prior written consent of Minerva, except that Remarketer may assign its rights and delegate its obligations hereunder in the event of a transfer of ownership or control of substantially all of its assets, provided that such assignee has assumed in writing or by operation of law Remarketer's obligations hereunder.

                                  SECTION 22
                                    NOTICES

      22.1 All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective when deposited in the U.S. mail as registered mail, return receipt requested, postage prepaid, and addressed to the party at the address noted above, unless by such notice a different address shall have been designated in writing.

                                  SECTION 23
                                 GOVERNING LAW

      23.1 All questions concerning the validity, operation, interpretation, and construction of this Agreement will be governed by and determined in accordance with the laws of the State of California, U.S.A., without giving effect to its conflict of laws provisions. Remarketer hereby expressly consents to service of process being effected upon it by registered mail sent to the address(es) set forth at the beginning of this Agreement.

                                  SECTION 24
                                   NO WAIVER

      24.1 Neither party shall by mere lapse of time without giving notice or taking other action hereunder be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a breach of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such breach, or of other breaches of the same or other provisions of this Agreement.

                                  SECTION 25
                                 FORCE MAJEURE

      25.1 Neither party shall be in default if its failure to perform any obligation hereunder, except any and all of Remarketer's payment obligations hereunder, is caused solely by supervening conditions beyond that party's control, including acts of God, civil commotion, strikes, labor disputes, and governmental demands or requirements.

                                  SECTION 26
                                 SEVERABILITY

      26.1 If any provision of this Agreement shall be found or be held to be invalid, illegal or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of such provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would render it enforceable, such provision shall be severed from the remainder of this Agreement, and the remainder of this Agreement shall remain in full force and effect. In such event, the parties shall promptly commence negotiations, in good faith, towards creating a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering into this Agreement. In the event that the parties have not so agreed in writing on a substitute provision within ninety (90) days of the finding or holding which rendered the severed provision invalid, illegal or unenforceable, then this Agreement shall immediately terminate without notice.

                                  SECTION 27
                              SCOPE OF AGREEMENT

      27.1 Each of the parties hereto acknowledges that it has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement is the complete and exclusive statement of their agreement with respect to the subject matter hereof and supersedes all proposals (oral or written), understandings, representations, conditions, warranties, covenants, and all other communications between the parties relating thereto. This Agreement may be amended only by a writing that refers to this Agreement and is signed by both parties.

                                  SECTION 28
                             LIMITATION OF ACTIONS

      28.1 Remarketer agrees that all claims against Minerva shall expire and be barred forever unless an action thereon is commenced in a court of competent jurisdiction within eighteen (18) months following Remarketer's discovery of the facts indicating to Remarketer that a cause of action on such claims may exist against the Minerva.

                                  SECTION 29
                                EXPORT CONTROLS

      29.1 Remarketer understands and acknowledges that Minerva is subject to regulation by agencies of the U.S. government, including, but not limited to, the U.S. Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of Minerva to provide the Minerva's Products, any documentation pertaining thereto, or any media in which any of the foregoing is contained, as well as any technical assistance, shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration. Remarketer agrees to cooperate with Minerva, including, without limitation, providing required documentation, in order to obtain export licenses or exemptions therefrom.

      29.2 Without in any way limiting the provisions of this Agreement, Remarketer agrees that unless prior written authorization is obtained from the Bureau of Export Administration or the Export Administration Regulations explicitly permit the reexport without such written authorization, it will not export, reexport, or transship, directly or indirectly, the Minerva's Products or any technical data disclosed or provided to Remarketer, or the direct product of such technical data, to country groups Q, S, W, Y, or Z, or to any other country as to which the U.S. Government has placed an embargo against the shipment of products, which is in effect during the term of this Agreement.

                                  SECTION 30
                                  ARBITRATION

      30.1 Any dispute which arises between the parties which pertains in any manner to this Agreement, except disputes arising under Sections 3, 13, 14, 15 or 17.2 hereof, shall be resolved through binding arbitration by one arbitrator in Santa Clara County, California, pursuant to the then-existing rules of the American Arbitration Association. Judgment upon any award by such arbitrator shall be binding and may be entered by any state or federal court having proper jurisdiction. The parties hereto irrevocably submit to the jurisdiction of said courts and waive any rights to object to or challenge the appropriateness of said forums.

      IN WITNESS WHEREOF, the parties have caused the Agreement to be duly executed as of the Effective Date by their authorized representatives as set forth below:

MINERVA SYSTEMS, INC.                     Celerity Systems, Inc.



By: /s/ Authorized Officer                By: s/s William R. Chambers
   ---------------------------                -------------------------------

Name:                                     Name: William R. Chambers
     -------------------------                  -----------------------------

Title:                                    Title: Vice President
       -----------------------

                                   EXHIBIT A

                             Products and Pricing

Compression Equipment

The OEM discount applied by Minerva increases as additional systems are purchased. The additional discount only applies to individual units, and does not apply retroactively to previous purchases.

The Compressionist products are complete turnkey MPEG encoding systems which include: 19" rackmountable chassis; host computer with 4GB hard drive; monitor, keyboard and mouse; MPEG 1 & MPEG 2 encoder and decoder; Exabyte tape drive; picture resampling system, Component YUV, S-Video and Composite input; RGB, S-Video or Composite Video output, and AES/EBU Digital or Balanced Analog Audio.

The Minerva Publisher product provides a desktop encoding system which includes: the desktop chassis; MPEG 1 & MPEG 2 encoder and decoder; Component YUV, S-Video and Composite input; RGB, S-Video or Composite Video output, and AES/EBU Digital or Balanced Analog Audio.

Compressionist(R) Products:

Product             Unit.                                         Celerity
Name                Purchased       SRP           Discount        Price
----                ---------       ---           --------        -----

Compressionist       1 - 3        $65,000            25%         $48,750
200 (MPEG 1&2)       4 - 10                          30%          45,500
                     11 plus                         35%          42,250

Advanced Video
Pre-Processing       1 - 3        $25,000            25%         $18,750
Module               4 - 10                          30%          17,500
                     11 plus                         35%          16,250

D1 Video Capture     1 - 3        $10,000            25%         $ 7,500
Input Module         4 - 10                          30%           7,000
                     11 plus                         35%           6,500

Minerva Publisher(TM) Products:

Product            Unit.                                          Celerity
Name               Purchased        SRP           Discount        Price
----               ---------        ---           --------        -----

MP-200             1 - 10          $29,995           25%         $22,500
                   11 plus                           30%          20,995

Desktop Pre-       1 - 10           $5,995           25%         $ 4,400
                   11 plus                           30%           4,195

Licensed Programs

Minerva Studio(TM) is included in system prices listed above.

                       REMARKETER ANNUAL SERVICE CONTRACT
                  (Terms and conditions as of June 15, 1997)

Product                                                     Celerity
Name                           SRP                          Price
----                           ---                          -----

Compressionist                 $9,995                       $6,000
200 (includes
all optional
features)

Minerva Publisher              $4,500                       $2,750
(MP200: includes
all optional features)

                                   EXHIBIT B

                             Minerva Systems, Inc.

                      TERMS OF END-USER LICENSE AGREEMENT

Only a personal, nontransferable, and non-exclusive right to use the Licensed Program is granted to such Customer;

Minerva retains all title to the Licensed Programs and all copies thereof, and no title to the Licensed Programs, or any intellectual property in the Licensed Programs, is transferred to such End-User;

The Customer may not copy (i) the Licensed Programs, except for one (1) copy for backup or archival purposes only and only as necessary to use the Licensed Programs and (ii) the Documentation, and all such copies are the proprietary information of Remarketer and its licensers and suppliers and are subject to their copyrights;

The Customer agrees not to reverse engineer, decompile, or otherwise attempt to derive source code from the Licensed Programs. The Customer shall not modify or prepare derivative works of the Licensed Programs;

Minerva Systems, Inc. is an intended third party beneficiary of the Customer sublicense and is entitled to enforce it in its own name directly against the End-User;

MINERVA WILL NOT BE LIABLE TO THE CUSTOMER OR ANY OTHER PERSON OR ENTITY FOR ANY GENERAL, SPECIAL, DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, OR OTHER DAMAGES ARISING OUT OF THE SUBLICENSE OF THE LICENSED PROGRAMS OR THE PROVISION OF THE COMPRESSION EQUIPMENT;

Upon termination of the End-User License Agreement, the Customer will return all copies of the Licensed Programs to Remarketer or Minerva;

Use, duplication or disclosure of the Licensed Programs by the U.S. Government is subject to "Restricted Rights", as that term is defined in the Department of Defense ("DOD") Supplement to the Federal Acquisition Regulations ("DFARS") in paragraph 252.227-7013(c)(1) if to the DOD, or, if the Licensed Programs are supplied to any unit or agency of the U.S. Government other than DOD, the Government's rights in Licensed Programs will be as defined in paragraph 52.227-19(c)(2) of the Federal Acquisition Regulations ("FAR"). Contractor:
Minerva Systems, Inc., 2933 Bunker Hill Lane, Santa Clara, CA 95054.

      [Where packaged as a "shrink-wrap" or "break-the-seal" agreement]:
Customer shall, promptly after purchase, complete and mail the enclosed postcard. Customer's failure to do so shall be a material breach of this end-user license agreement.

                                   EXHIBIT C

                             Minerva Systems, Inc.

                                MINIMUM AMOUNTS

                         This exhibit does not apply.

                                   EXHIBIT D

                             Minerva Systems, Inc.

                  TERMS OF SUB DISTRIBUTOR LICENSE AGREEMENT

Each agreement between OEM and a Sub distributor will contain at a minimum the following terms:

Sub distributor shall distribute the OEM Product to end users pursuant to End-User License Agreements which (i) at a minimum contain the terms listed in Exhibit B and (ii) are signed by such end users or, where signing is not commercially feasible, subject to (a) a "shrink-wrap" or "break-the-seal" End-User License Agreement packaged with the Licensed Program (b) the inclusion of a postcard in such package which prompts the end-user Customer to provide its name, address, telephone number, date of purchase and from whom the end-users purchased Manufacturer's Product; and (c) OEM's acceptance of purchase orders or other offers to purchase by end-user Customers being expressly conditioned on the inclusion of the terms of the End-User License Agreement.

Sub distributor shall not remove, alter or cover the proprietary notices which appear on and in the Licensed Program when shipped from OEM;

The Sub distributor will not export or re-export the Compression Equipment or the Licensed Programs without the appropriate United States or foreign government licenses;

Minerva is an intended third party beneficiary of the Sub distributor agreement and is entitled to enforce the Sub distributor agreement in its own name directly against the Sub distributor.

The Sub distributor agreement will be governed by the laws of the State of California without giving effect to its choice of law provisions;

The following will appear in upper case letters:

      OEM'S LICENSERS AND SUPPLIERS WILL NOT BE LIABLE FOR ANY DAMAGES SUFFERED OR INCURRED BY SUB DISTRIBUTOR INCLUDING, BUT NOT LIMITED TO, GENERAL, SPECIAL, DIRECT, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING FROM OR IN CONNECTION WITH THE DELIVERY, USE, OR PERFORMANCE OF THE LICENSED PROGRAM OR COMPRESSION EQUIPMENT;

      The Sub distributor will not copy all or any part of the Licensed Program, and on termination of the Sub distributor agreement, the Sub distributor will discontinue distribution and destroy its inventory of the Licensed Program;

      No title to the intellectual property contained in the Licensed Program is transferred to Sub distributor and title to the Licensed Program is retained by Minerva and its licensers;

      Sub distributors may not decompile, reverse engineer or otherwise attempt to derive source code from the Licensed Program and may not prepare derivative works of the Licensed Program;

      A term protecting the Licensed Program from governmental abuse. In the United States, a statement similar to the following is acceptable:

      United States Government Restricted Rights. Use, duplication or disclosure of the Software by the U.S. Government is subject to "Restricted Rights", as that term is defined in the DOD Supplement to the Federal Acquisition Regulations ("DFARS") in paragraph 252.227-7013(c)(1)(ii) if to the Department of Defense (DOD), or, if the Software is supplied to any unit or agency of the U.S. Government other than DOD, the Government's rights in Software will be as defined in paragraph 52.227-19(c)(2) of the Federal Acquisition Regulations ("FAR"). Contractor: Minerva Systems, Inc., 3801 Zanker Road, San Jose, CA 95134.


                                     D-2